UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

Luby’s Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On December 24, 2018, outside counsel for Luby’s, Inc. sent the following letter to Delaware litigation counsel for Bandera Master Fund L.P.

Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 +1 212 839 5300 +1 212 839 5599 Fax Kai Haakon E. Liekefett +1 (212) 839-8744 kliekefett@sidley.com AMERICA ● ASIA PACIFIC ● EUROPE

December 24, 2018

Via Email

A. Thompson Bayliss
Abrams & Bayliss LLP
20 Montchanin Road, Suite 200

Wilmington, DE 19807

Re: Demand for Stockholder List of Luby’s, Inc.

Dear Mr. Bayliss:

On behalf of our client, Luby’s, Inc., (the “Company” or “Luby’s”), we are replying to your letter of December 21, 2018 regarding the Demand for Stockholder List Material of your client Bandera Master Fund L.P. (“Bandera”).

To be frank, we were surprised and amazed by your letter. The two provisions your client objects to in the draft confidentiality agreement are intended to protect the privacy of Luby’s shareholders, many of whom are retail shareholders, in the event that your client breaches that agreement. These provisions are very common and were included in dozens of confidentiality agreements in connection with comparable books and records demands made pursuant to Section 220 of the Delaware General Corporation Law. In fact, it is truly remarkable to think about the nature of the provisions Bandera declines to accept:

●	A “loser pays” clause, which provides that if there is a lawsuit related to the confidentiality agreement, the prevailing party is entitled to cost reimbursement. Bandera should welcome this clause because it ensures that Bandera could recover the cost from any frivolous litigation—unless Bandera intends to breach the confidentiality agreement, of course.

●	An “all necessary measures” clause, which holds Bandera responsible for any breach of the confidentiality agreement by its representatives and requires Bandera to take all necessary measures to prevent that end. This provision is entirely reasonable because our client has no control over Bandera’s ability to share with third parties private data regarding our shareholders.

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

In essence, neither of these provisions is of any import unless a court determines that your client or one of its representatives breached the confidentiality agreement.

Not surprisingly, you have not provided any case law supporting a refusal to agree to these provisions, which serve to protect the Company should your client breach the confidentiality agreement. All you could dig up was a reference to an off-hand remark in an obscure transcript of a case conference from over 12 years ago addressing a different situation altogether. It appears that rather than signing and complying with a standard confidentiality agreement, Bandera preferred to engage a second law firm and threaten a lawsuit.

It has become obvious what your client is trying to accomplish here: Bandera is desperately trying to manufacture a pretext to draw Luby’s into litigation for public relations purposes, as the inflammatory language in your letter demonstrates:

●	It is brazen and simply wrong to accuse our client of a “calculated strategy to delay.” Your client took four days to respond to our proposed confidentiality agreement we sent on December 13. Even though your client sent a heavy mark-up, we persuaded Luby’s to take many of the comments. But instead of picking up the phone and expediently resolving the last two open items last week, Bandera wasted yet another four days by hiring another law firm and threatening a lawsuit. Your client could have had the stockholder list materials over ten days ago. The delay is entirely of Bandera’s own making.

●	Your other wild accusation that Luby’s is “accelerating the date of the stockholder meeting” is similarly belied by the facts. The record will show that the Company scheduled the annual meeting for January 25 already back in October, long before your client ambushed Luby’s with its eleventh hour surprise proxy contest. The annual meeting date is over one month out, which is more than enough time for your client to solicit proxies.

The Company has no interest in aiding and abetting Bandera in your client’s ham-handed attempt at a public relations stunt and will not waste shareholders’ money on this matter any further. Even though the two provisions in question exist solely to protect Luby’s shareholders, the Company will live without them and hope that Bandera will not breach the confidentiality agreement.

Therefore, upon receipt of a signed copy of your proposal final version of the confidentiality agreement, the Company will make available to Bandera, during the usual hours of business (e.g., upon offices reopening after the Christmas holiday on Wednesday, December 26), the information that Bandera is entitled to inspect and copy pursuant to Section 220 of the Delaware General Corporation Law. Rest assured, however, that we will be watching Bandera’s treatment of our shareholders’ data closely and are prepared to go to court immediately if Bandera does not respect and protect the privacy of Luby’s shareholders.

The court of public opinion will judge your client’s conduct. I am confident shareholders will see matters as we do: Bandera is behaving like an aggressive bully who does not even begin to understand the duties and obligations of a public company board.

Should you have questions regarding the foregoing, please call me at (212) 839-8744 instead of writing another of these letters.

Happy Holidays,

/s/ Kai Haakon E. Liekefett
Kai Haakon E. Liekefett

cc:	Peter Tropoli, General Counsel & Corporate Secretary, Luby’s, Inc.

George Vlahakos, Partner, Sidley Austin LLP

Andrew Stern, Partner, Sidley Austin LLP